                                   EXHIBIT 9.5


                          CONSULTING SERVICES AGREEMENT
                          -----------------------------

         This Consulting Agreement (the "Agreement") is made and entered into as of the 1st day of October, 2004, by and between Cascade Development Partners, LLC, doing business as Cascade Partners ("Consultant") and Morgan Beaumont, Inc., a Nevada corporation ("MBI"). The parties hereto agree as follows:

I.       ENGAGEMENT
         ----------

         MBI hereby engages and retains Consultant as a Business Consultant for and on behalf of MBI, its subsidiaries and affiliated companies (the "Affiliates") to perform the Services (as that term is hereinafter defined) and Consultant hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use its best efforts in providing such Services.

II.      INDEPENDENT CONTRACTOR
         ----------------------

         A. Consultant shall be, and in all respects be deemed to be, an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding.

         B. Consultant shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of MBI, and Consultant shall have no power to enter into any agreement on behalf of or otherwise bind MBI.

         C. Consultant shall not have or be deemed to have, fiduciary obligations or duties to MBI or its Affiliates and shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as Consultant in its sole, absolute and unfettered discretion, may elect.

III.     SERVICES
         --------

         A. As MBI's Business Consultant, Consultant agrees to provide the following consulting services (collectively the "Services"):

                  1. Assisting MBI in efforts to seek additional business and business relationships that will be of benefit to MBI and its Affiliates.

                  2. Evaluating, structuring and advising MBI and its Affiliates in connection with potential merger and acquisition transactions and other activities related to maximizing shareholder value.

                  3. Advising MBI and its Affiliates in their negotiations with one or more individuals, firms or entities (the "Candidate(s)") who may have an interest in providing investment capital in the form of bridge financing, private placement, debt and/or equity financing, or in pursuing a form of Business Combination with MBI and/or its Affiliates. As used in this letter, the term "Business Combination" shall be deemed to mean any form of merger, acquisition, joint venture, licensing agreement, product sales and/or marketing, distribution, combination and/or consolidation, etc. involving MBI and/or any of its Affiliates and any other entity.

                  4. Conducting corporate-related due diligence concerning MBI and its Affiliates in connection with the anticipated Services to be rendered under this Agreement.

                  5. Assisting MBI and its Affiliates in locating and engaging certain professionals, including various officer positions and additional members of their respective Board of Directors, as well as negotiating employment-related contracts.

                  6. Advising MBI regarding company operations, staffing, strategy, and other issues related to building shareholder value.

                  7. Advising MBI's management in corporate finance matters, including structuring the nature, extent and other parameters of any private or other offer(s) to be made to Candidate(s).

                  8. Consulting MBI and its Affiliates in efforts to establish strategic relationships with individuals and entities of particular interest to them in connection with their continued business development.

         B. BEST EFFORTS. Consultant shall devote such time and best effort to the affairs of MBI as is reasonable and adequate to render the Services contemplated by this Agreement. Consultant is not responsible for the performance of any services that may be rendered hereunder without MBI providing the necessary information in writing prior thereto, nor shall Consultant include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant. Consultant cannot guarantee results on behalf of MBI, but shall pursue all reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party in MBI's needs, Consultant shall notify MBI and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by MBI. It is understood that a portion of the compensation paid hereunder is being paid by MBI to have Consultant remain available to advise it on transactions on an as-needed basis.

         C. MBI and Consultant hereby confirm their express written intent that Consultant shall only be required to devote such time to the performance of the Services as Consultant shall, in its discretion, deem necessary and proper to discharge its responsibilities under this Agreement.

         D.       In conjunction with the Services, Consultant agrees to:

                  1. Conduct an on-site initial evaluation of MBI and its businesses and meet with MBI's representatives at its Florida office headquarters on a mutually agreed date after the execution of this Agreement.


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

                  2. Make itself available to the officers of MBI at such mutually agreed upon places during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of advising MBI and its Affiliates in the preparation of such reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation ("Documentation") as shall be necessary, in the opinion of Consultant, to properly present them to other entities and individuals that could be of benefit to MBI and its Affiliates.

                  3. Make itself available for telephone conferences with the principal, financial, sales, and/or operating officer(s) of MBI during normal business hours.

IV.      EXPENSES
         --------

         It is expressly agreed and understood that Consultant's compensation as provided in this Agreement does not include normal and reasonable out-of-pocket expenses. The expenses described in this paragraph shall be reimbursed by MBI independent of any fees described in the section below titled, "COMPENSATION."

         A. "Normal and reasonable out-of-pocket expenses" shall include but are not limited to: accounting, long distance communication, express mail, outside consultants, travel (including: airfare, hotel lodging and meals, transportation, etc.), and other costs involved in the execution of Consultant's Services under this Agreement.

         B. Consultant shall not incur any expense without MBI's prior written consent, which consent shall not unreasonably be withheld, except in case of legitimate emergency in which case such expense incurred without prior approval will not exceed two hundred fifty dollars ($250.00).

         C. MBI hereby agrees to compensate Consultant promptly upon receipt of an expense invoice from Consultant. Whenever feasible, Consultant will request advance payment of approved expenses. The reimbursement for expenses shall not be subject to any maximum allocation, and shall be fully reimbursed provided such expenses were pre-approved as provided herein.

V.       COMPENSATION
         ------------

         In consideration for the Services, MBI agrees that Consultant and/or its assigns shall be entitled to compensation as follows:

         A. MONTHLY ADVISORY FEES. MBI shall pay to Consultant, in advance, a monthly fee of Eight Thousand Dollars ($8,000USD) (the "Monthly Advisory Fees"). The Monthly Advisory Fees are due and payable on the 1st day of each month. If this Agreement is entered into after the 1st day of the month, a pro rata portion of the Monthly Advisory Fees shall be paid for the remaining days of the month in which the Agreement is executed. The Monthly Advisory Fees are exclusive of the other compensation and reimbursable pre-approved expenses elsewhere provided in this Agreement. Said Monthly Advisory Fees shall continue for Twelve (12) months, or shall end upon proper termination of this Agreement according to the section below titled, "TERM AND TERMINATION".

         B. STOCK OPTIONS. Consultant or its assigns will be granted 1,200,000 Options to purchase an aggregate of 1,200,000 shares of MBI's Common Stock at a per share price of twenty cents ($0.20). The Options shall be referred to collectively as the "Engagement Options". The Engagement Options shall expire five
                  (5) years after their issuance to the extent they have not been exercised by such time. The Engagement Options will be granted upon execution of this Agreement, but will vest and become exercisable, provided this Agreement is in full force and effect upon the vesting date, pursuant to the following schedule:

                  1.       240,000 shares upon execution hereof;
                  2.       240,000 shares on December 31, 2004;
                  3.       240,000 shares on March 31, 2005;
                  4.       240,000 shares on June 30, 2005; and
                  5.       240,000 shares on September 30, 2005.

                  Consultant shall have "Piggyback Registration Rights" to register the shares of Common Stock underlying the Engagement Options as part of any S-8 registration filing related to MBI's ISO Plan.

                  Consultant may elect to receive, without payment by Consultant of any additional consideration, that number of shares of Common Stock equal to the value of Consultant's Engagement Options, or any portion thereof, by the surrender of the applicable Option Certificate to MBI at its principal executive office. Thereupon, MBI shall issue to Consultant such number of fully paid and non-assessable shares of Common Stock as is computed using the following formula:

                                          X=Y (A-B)
                                            -------
                                               A


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                           WHERE:
                           ------

                           X= the number of shares of Common Stock to be issued to Consultant pursuant to this section 6;
                           Y= the number of shares of Common Stock covered by the subject Option in respect of which the net issue election is made;
                           A= the "fair market value" of one share of Common Stock at the time the net issue election is made; and
                           B= the purchase price in effect under the Option at the time the net issue election is made.

                  The term "fair market value" of one share of Common Stock on any date shall mean a publicly traded price of the Option holder's choosing, of the Common Stock during the five (5) trading days prior to exercising the subject Option.

VI.      REPRESENTATIONS, WARRANTIES AND COVENANTS
         -----------------------------------------

         A. EXECUTION. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either MBI or Consultant is a party or by which either entity may be bound or affected.

         B. NON-CIRCUMVENTION. MBI hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, including avoiding payment of fees or other compensation to Consultant or its affiliates in connection with any transaction involving any corporation, partnership, individual, or other entity introduced by Consultant to MBI and/or its Affiliates.

         C. CORPORATE AUTHORITY. Both MBI and Consultant have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.

         D. AUTHORIZED SIGNATURES. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

         E. COOPERATION. MBI will cooperate with Consultant, and will promptly provide Consultant with all pertinent materials and requested information in order for Consultant to perform its Services pursuant to this Agreement.

         F. NOT A BROKER/DEALER. MBI acknowledges and understands that Consultant is neither a broker/dealer nor a Registered Investment Advisor.


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

VII.     TERM AND TERMINATION
         --------------------

         A. This Agreement shall be effective upon its execution and shall remain in effect for a period of one (1) year unless otherwise terminated as provided in this Section VII.

         B. MBI shall have the right to terminate Consultant's engagement hereunder by furnishing Consultant with thirty (30) days advance written notice of such termination. Upon receipt of such written notice, this Agreement will then terminate on the last day of the next full calendar month following the receipt of notice. Notice of termination must be received before the end of the last day of the calendar month in order to terminate the Agreement on the last day of the next full calendar month following the receipt of notice.

         C. Notwithstanding the foregoing, no termination of this Agreement by MBI shall in any way affect Consultant's right to receive:

                  1. reimbursement for billed, accrued and/or unbilled disbursements and expenses which right the parties hereby agree and consent is absolute;

                  2. its fees, securities and/or warrants, including the Engagement Options and underlying Common Stock, which have been earned by Consultant through the effective date of termination.

                  3. Consultant's Monthly Advisory Fees through the effective date of termination.

VIII.    CONFIDENTIAL DATA
         -----------------

         A. Except for its employees, agents and independent contractors, Consultant shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of MBI, obtained by Consultant as a result of its engagement hereunder, unless authorized, in writing by MBI.

         B. Except for its employees, agents and independent contractors or as required by law or the rules of any securities exchange or stock market, MBI shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of Consultant, obtained by MBI as a result of its engagement hereunder, unless authorized, in writing, by Consultant.

         C. Consultant shall not be required in the performance of its duties to divulge to MBI or any officer, director, agent or employee of MBI, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of
                  MBI) which Consultant may have or be able to obtain otherwise than as a result of the relationship established by this Agreement.


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

         D. In any suit to enforce the provisions of this Article VIII, the parties agree there shall be no adequate remedy at law and that the parties shall be entitled to seek injunctive relief.

IX.      OTHER MATERIAL TERMS AND CONDITIONS:
         ------------------------------------

         A. INDEMNITY. Exhibit A hereto contains the mutual indemnification of the parties hereto.

         B. PROVISIONS. The provisions of Article VI, article VIII and Exhibit A shall survive the termination or expiration of this Agreement.

         C. ADDITIONAL INSTRUMENTS. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

         D. ENTIRE AGREEMENT. Each of the parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and Agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

         E. LAWS OF THE STATE OF FLORIDA. This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Florida, irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the parties hereby agree and consent to the jurisdiction and venue in the Twelfth Circuit Court in and for Sarasota, Florida or the United States District Court for the Middle District of Florida, as appropriate, and further agree and consent that personal service or process in any such action or proceeding outside of the State of Florida and Sarasota County shall be tantamount to service in person within Sarasota County, Florida and shall confer personal jurisdiction and venue upon either of said Courts.

         F. ASSIGNMENTS. The benefits of the Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

         G. ORIGINALS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same Agreement. Facsimile copies with signatures shall be given the same legal effect as an original.


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

         H. ADDRESSES OF PARTIES. Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

         I. NOTICES. All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated air bill.

         J. MODIFICATION AND WAIVER. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

         K. ATTORNEY'S FEES. If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party's attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Agreement, attorneys' fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

                                             APPROVED AND AGREED:

                                             MORGAN BEAUMONT, INC.


                                             By: _______________________________
                                             Name:______________________________
                                             Title:_____________________________


                                             CASCADE DEVELOPMENT PARTNERS, LLC,
                                             dba CASCADE PARTNERS, LTD.


                                             By: _______________________________
                                             Name:______________________________
                                             Title:_____________________________


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

ATTACHMENTS:               EXHIBIT "A"      Indemnification Agreement
                           -----------





                                       9
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                                    EXHIBIT A

                           INDEMNIFICATION PROVISIONS
                           --------------------------

Each party hereto (the "Indemnifying Party") agrees to indemnify and hold harmless the other party, its officers, employees and authorized agents (the "Indemnified Party") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with any action in which the Indemnified Party is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Consultant's acting for MBI (other than those caused by, relating to, based upon, arising out of, or in connection with the Indemnified Party's ordinary negligence or willful misconduct), under the Agreement dated October 1, 2004, between MBI and Consultant to which these indemnification provisions are attached and form a part (the "Agreement"). This indemnification does not apply to acts performed by the Indemnified Party which are in criminal in nature or a violation of law.

These indemnification provisions shall be in addition to any liability which either party may otherwise have to the other party or the persons indemnified below in this sentence and shall extend to the following: each party, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents, and controlling persons of any of them (collectively, the "Party Affiliates"). All references to Indemnified Party in these indemnification provisions shall be understood to include any and all of the Party Affiliates of the Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which any of the either party or any of the Party Affiliates propose indemnification under the Agreement, they shall notify the Indemnifying Party with reasonable promptness; provided however, that any failure by the party seeking indemnification to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. The Indemnified Party and the Party Affiliates shall have the right to retain counsel of their own choice (which shall be reasonably acceptable to the Indemnifying Party) to represent them, and the Indemnifying Party shall pay fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against the Indemnified Party and/or the Party Affiliates, as the case may be, made with the Indemnifying Party's written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the party seeking indemnification, which shall not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.


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